FOR IMMEDIATE RELEASE January 6, 2009	FOR MORE INFORMATION Evan Zeppos 414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC. EMERGES FROM REORGANIZATION

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Holding Company Completes Financial Restructuring, Emerges Stronger

PEWAUKEE, WI—CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) today announced that it has successfully completed its financial restructuring and has emerged from its pre-packaged plan of reorganization under Chapter 11 of the bankruptcy code.

“We have successfully completed our reorganization, and we have emerged as a much stronger bank holding company,” said John Hickey, Jr., chairman and CEO of CIB Marine Bancshares, Inc. “We have significantly reduced our future interest obligations, improved our capital position, and added approximately $106 million to our consolidated shareholder equity. The restructuring positions us to pursue our previously-announced capital plan free of the significant debt we incurred in conjunction with the trust preferred securities offerings.

“We are very pleased with the speed and efficiency with which our plan was approved and implemented,” added Hickey. “By working extensively with our trust preferred securities holders, we were able to submit a pre-approved plan to the court, which proved critical to our success in this process.”

In September 2009, CIB Marine Bancshares filed the pre-packaged plan of reorganization after having obtained the consent of the holding company’s trust preferred securities holders and the bankruptcy court confirmed the plan in October 2009. The plan’s effective date was December 30, 2009. Under the plan, the former trust preferred securities holders received shares of preferred stock in exchange for their trust preferred securities.

“The emergence from reorganization concludes a very long restructuring and recovery process for the company. We are pleased that we were able to endure the difficulties experienced by the holding company over the past several years and emerge as a stronger company. Special thanks goes to our loyal employees for their dedicated service through this process,” said Hickey.

CIB Marine Bancshares is the parent holding company of CIBM Bank, an Illinois chartered commercial bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale. The bank and its branches were not a part of, nor were they affected by, the holding company’s bankruptcy reorganization. “Throughout this process, our bank retained sufficient capital and remained FDIC insured,” said Hickey.

CIB Marine Bancshares, Inc. is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana and Arizona. Please visit www.cibmarine.com for more information.

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This statement contains forward-looking information.  Actual results could differ materially from those indicated by such information.  Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.